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                                                                      EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our reports dated March 31, 2000, accompanying the consolidated financial statements and schedules included in the Annual Report of Harry's Farmers Market, Inc. and Subsidiaries on Form 10-K for the year ended February 2, 2000. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Harry's Farmers Market, Inc. and Subsidiaries on Forms S-8 (File No. 33-74348, effective January 21, 1994, File No. 33-81118, effective July 1, 1994, File No. 33-81120, effective July 1, 1994, File No. 33-91924, effective May 4, 1995, File No. 333-10403, effective August 19, 1996 and File No. 333-56025, effective June 4, 1998).



                                       /S/  GRANT THORNTON LLP


Atlanta, Georgia
April 28, 2000



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